EXHIBIT 99.2
American Eagle Outfitters, Inc.
Second Quarter 2010
Conference Call Transcript dated August 25, 2010
Operator: Greetings and welcome to the American Eagle second quarter 2010 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions). As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may begin.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning everyone. Joining me today are Jim O’Donnell, Chief Executive Officer, Roger Markfield, Vice Chairman and Executive Creative Director and Joan Hilson, Executive Vice President, Chief Financial Officer. If you need a copy of our second quarter press release, it is available on our website, AE.com. Please note that we have included a real estate table in the press release which presents second quarter as well as annual store activity.
Before we begin, I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company’s current expectations or beliefs. The results actually realized may differ materially from those expectations or beliefs, based on risk factors included in our quarterly and annual reports filed with the SEC. And now I’ll turn the call over to Jim.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thanks, Judy. Good morning everyone. Let me start this morning with a brief overview of the second quarter. As we previously stated, we knew this would be a challenging period, and it was. Our results for the period reflected a miss to our sales and profit plans.
Based on a sales recovery in the fourth quarter of last year, which continued into the spring, we pursued a unit intensive strategy in the AE brand. However, second quarter business trends weakened, resulting in deeper promotions to clear merchandise. This effort was effective and we entered the third quarter with inventories well positioned for back-to-school. Second quarter sales increased slightly and EPS from continuing operations declined 28%, consistent with our recent expectations.
Now looking forward, although the macroeconomic environment remains somewhat unpredictable, we must position ourselves for sustainable long-term growth. To that end, we’ve intensified our actions to improve efficiencies and strengthen profitability. The first step was to the closure of MARTIN+OSA, which is now complete, enabling us to focus 100% on the AE family of brands. The next step is our profit improvement initiative, which I referenced on our last earnings call. This project is comprehensive and affects every function and discipline within our business.
Before I go into more detail about the status of the profit initiative, I would like to look back over the past several years and provide context for our approach. About five years ago, we began aggressively investing in our business, driving core future growth. We expanded our corporate headquarters, design offices and distribution facilities. We positioned inventories to support in-stock initiatives and market share expansion. However, our sales performance since 2006 has not kept pace with these investments. In other words, we’re building for growth, but our top line has been stagnant.
This brings me to a key element of our profit initiative, recovering sales productivity. We have a great brand at American Eagle and we must capitalize on this by offering the right fashion at the right price. While we have made progress, particularly in bottoms, we need to demonstrate consistency in the tops and build solid reliable business in categories such as accessories. Roger is here to provide color on how we will drive differentiated and trend-right assortments that will resonate with our customers.

Secondly, we have tightened the reins on inventory. We are leveraging new tools and improved processes. We have implemented a new merchandise allocation tool, enabling us to allocate by location, by style, more precisely. We have also revised our store presentation model and are now planning more classifications to sell out. In addition, the improvements currently under way in sourcing and production will enable us to chase key styles to a greater degree and leave more open to buy and this will enable us to generate faster turns and better utilization of inventory investment. In other words, we will be able to do more with less inventory, thus reduce risk to the organization.
Now, moving on to streamlining our business and reducing costs. We intend to create faster decision making, driving sustainable improvement through our cost structure. This includes headcount realignment and the elimination of projects, which were low value to our customer. In addition, we are committed to reducing spending across the organization. Everything is being scrutinized and nothing is off the table.
Finally, we are reviewing our real estate portfolio and facilities. Over the next two to five years, we are targeting 50 to 100 store closures. We will provide information on the expected financial impact of the profit initiative before the end of the year, including the path to a mid-teen operating margin. This is not intended to be just a one time hit. Rather, we seek to drive fundamental change to how we do business, which we expect to yield long-term benefits for the years to come.
In addition to the profit initiative and focus on the American Eagle brand, we’ve also kept our growth strategy moving forward. With aerie, we are driving merchandise improvement and building brand awareness. 77kids is progressing as planned. This quarter we opened our first five 77kids stores, with another four planned before the end of the year, and the early customer response has been extremely positive. Regarding international expansion, we continue to work with experienced retail partners to open stores in select regions of the world. We currently have franchise agreements in place for the Middle East, China, Hong Kong and Israel, and we’ll keep you informed of further developments. Now I’d like to turn the call over to Roger.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Good morning. It’s great to be here today to discuss our progress as well as the opportunities ahead. Although we have not yet achieved the level of consistent performance we strive toward, I am confident we are moving in the right direction. We are relentlessly devoted to creating better product, using great fabrics and washes and trend-right styling. We’ve done this well in the bottoms business, including AE jeans and shorts, where we are the destination. We’re taking the same model to other areas where we still have opportunity.
Critical to improvement is being faster to react to trends. We are simplifying and strengthening the design process. Specifically, we are tightening up lead times and leaving more open to buy. Our testing process enables us to improve our success rate. As we move forward, we will operate with lower inventories and chase into best sellers and emerging trends.
Within our assortments, we are delivering more unique styles and emotional details, yet, with the cohesive point of view. While our entry level price points are important to delivering value, we will not compete solely on price. Through tier pricing, elevated assortments and better buy plans, we see an opportunity for price stabilization and longer term upside. Even in today’s promotional environment, where we have it right, our customers are paying full ticket price. Essentially, it’s about delivering wow product. It must be compelling to our boss, the customer. We must be different with an emphasis on versatility and outfitting, from head to toe. Remember, we are a complete vertical lifestyle brand.
Finally, talent. We have great creative teams across our brands. Over the past several months, we have placed key people in leadership positions necessary to drive sustainable results. This includes the new head of merchandising for the AE brand, as well as adding to our creative bench strength in growth businesses such as accessories. Additionally, we have new leadership in the areas of design and merchandising for aerie. aerie has tremendous potential as a standalone lifestyle brand and you will see this brand evolve into a more complete lifestyle expression over the next few seasons. We’re giving it new attitude and refining apparel categories to complement the success we have in bras and undies.

You all know my commitment to this Company. There is no doubt this is a vastly competitive industry, but it always has been. That said, we are perfectly positioned in the marketplace with an American heritage that’s wholesome, non-elitist and college centric. As we strengthen our business and deliver great merchandise in a more disciplined manner, we will return to the level of performance that we all expect. Thank you so much for your time today. And I hope you hear in my voice that I’m thrilled to be here. Now I’ll turn the call over to Joan.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Thanks Roger, and good morning, everyone. I’ll begin today with a review of the second quarter. The results will be discussed based on continuing operations, which exclude MARTIN+OSA. Our financial performance reflected weak top line sales and the quarter fell significantly below our plans. Overall comps declined 1%. AE men’s declined slightly and women’s, as well as aerie, posted negative comps in the low single digits. AEO Direct was down 9% for the quarter. This was against a 17% sales increase last year, which was promotionally driven.
Now regarding our overall merchandise performance. While we saw positive response to bottoms, jewelry and select tops, our unit intensive strategy in tops was too aggressive based on the overall customer response to the assortment. This resulted in higher promotional activity, which is evidenced in a high single digit decline in the average unit retail price and a slight decline in transaction value. The sales miss pressured our margins, with gross margin declining 250 basis points to 36.8%. This was primarily due to a decline in merchandise margins as a result of higher markdowns on summer products. Our average unit costs were similar to last year, which is what we expect for the second half. BOW increased 40 basis points as relates to sales, due to the opening of new stores and the deleveraging of rent on a negative comp.
Now, moving on to operating expense. SG&A increased 3% due to the timing of contract based agreements and severance stemming from our corporate profit initiative. Excluding these items, SG&A was down slightly to last year. Looking forward to the second half, we expect SG&A to decline, and for the year we see SG&A flat to down low single digits.
Now turning to the balance sheet. Our second quarter ending inventory increased 1% per foot. Ending clearance inventories were well below last year. Our inventory position has tightened up in the first quarter, and we expect this to continue as the year progresses. We are moving forward with lower inventory investments, targeting faster turns, driven by enhanced allocation tools and more conservative plans. And looking forward, third quarter average weekly inventory per foot is planned down in the mid single digits.
We continue to expect capital expenditures to be in the range of $90 million to $110 million for the year, with approximately half relating to investments in our store fleet. We ended the second quarter with a strong cash position of $426 million, as well as $172 million in auction rate securities. We returned cash to shareholders, repurchasing 10 million shares during the quarter. This brings the year-to-date total to 14 million shares, or $192 million, and in addition, we increased our quarterly dividend by 10% during the quarter.
Now regarding our outlook. To date, August comp store sales are up approximately 1%, which is consistent with our plans for the back-to-school selling period. For the quarter, we expect comps to be flat to down in the low single digits. This assumes a more conservative view of traffic, following peak back-to-school shopping.
And based on this view, we expect third quarter EPS from continuing operations to be in the range of $0.23 to $0.26. This compares to $0.32 per diluted share which included a tax benefit of $0.07 associated with the repatriation of earnings from Canada. The third quarter 2010 guidance excludes potential investment in security charges. The share count assumed is 199 million shares, and an effective tax rate assumption of 38%. Thanks, and now I’ll turn the call back over to Jim.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Thank you, Joan. We covered a great deal of material on this call. I will conclude with my take on the current state of the business.

While we still have plenty of runway in front of us, our progress is consistent with my expectations. Sales are demonstrating modest improvement, and we are generally satisfied with the performance of key back-to-school categories. Most importantly, sales are in line with our more conservative plan and streamlined inventory position. Clearance is also down, setting us up for the back half of the year. This is enabling us to be less dependent on promotional activity.
As we move forward, we will stay disciplined and maintain this conservative posture to focus on driving profitable sales and higher margins. The entire executive team has a sense of urgency to strengthen results. We are taking the right actions, and we know what we need to do to succeed. We will continue to drive towards optimum value to our customers, associates and our shareholders. Now back to you, Judy.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Now we’ll move on to Q&A. So that more participants can ask a question, please limit yourself to one question. If we have time, we’ll take follow-ups. Thank you. Rob?
Operator: Thank you. We’ll now be conducting a question-and-answer session. (Operator Instructions). Thank you. Our first question this morning is from the line of Jeff Klinefelter with Piper Jaffray. Please proceed with your question.
Jeff Klinefelter- Piper Jaffray- Analyst: Yes. Thank you, everyone, for the details this morning. You referenced systems as supporting your more efficient inventory management approach to the business. And I was wondering if you could just share a little bit more detail on that, the specific timing or sequencing of the implementation, the testing that you’ve done with the system, and the results that you’ve received from that, and how we can start thinking about it in terms of an impact to gross margins over time. Thank you.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Thanks, Jeff. Joan will take that question.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Jeff, we’ve been working on this implementation over the last six months, and it is what has given us the confidence to bring our inventories down. And specifically what we’ve done is we’ve enhanced an allocation tool that allows us to drive inventories more precisely at the store location by style, which enables us to in fact hold inventories down in our DC, or hold inventories back in our DC, pardon me, and then distribute to the stores closer to need. And it basically has enabled us, in our lower volume stores, to bring inventories down 20%, and then in the higher volume stores we’ve been able to react faster to need.
And it’s in keeping with also the things that Jim and Roger talked about in their prepared remarks. We’re buying our fashion to turn faster, and what that means is we’re going to be able to chase, and we have confidence with some of the other sourcing and production opportunities with our fabric platforming, that we’ll be able to bring that product in close to need. So it’s really coupling the allocation, and the sourcing and production enhancements, to deliver the better inventories at the store level.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: And also, Jeff, another further note to Joan’s commentary is in order to support this initiative, we’ve gone and taken our distribution centers to seven days a week. So we are processing more often, and therefore, the stores are able to receive more shipments on time rather than the static approach that we had in the past.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Jeff, I might add to that, with what Jim and Joan have been able to accomplish, it allows us to get on our game, which as you know is testing and extracting, which we did brilliantly back in the 2005, 2006, 2007 years, and the entire team is focused on executing.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, next question, Rob.
Operator: Our next question is from Christine Chen with Needham & Company. Please proceed with your question.

Christine Chen- Needham & Company- Analyst: Thank you. Wondering if you could comment a little bit on early back-to-school, what categories are you really excited about, what categories are a little more challenging, and the performance of women’s versus men’s. Thank you.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: We’re in a very, very difficult environment. With that said, I always believe that if you have a great brand, and you execute well and you give the customer a great product, they respond. So while I’m not overly excited at this point, I am pleased that our denim unit sales are doing extremely well, in view of all of the competition that’s out there. And I spent four hours in the mall on Monday, and I think that our denim presentation and impact is by far the strongest. The good news is, is that many other categories are coming along with it, and I don’t want to get into details until the month is over, but many of the sportswear categories are doing extremely well.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Great, we’re ready for the next question, Rob.
Operator: Next question is from Jennifer Black of Jennifer Black & Associates. Please proceed with your question.
Jennifer Black- Jennifer Black & Associates- Analyst: Good morning. I wondered if you could talk in depth a little bit more about your tops business for the back half of the year, especially holiday. And then I also wondered if you believe we’re headed back towards a more preppy cycle. Thank you.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: One, I always believe that preppy is part of our cycle. And it’s only how we interject it. And I don’t want to get involved in fashion, but obviously everyone knows that military is happening as well. So there’s a way to do that combination.
We feel pretty good, the sweater business is pretty strong, and you know holiday wins or loses based on sweaters. So I would tell you that that is a category, along with the whole denim story, that we feel strong about.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay.
Operator: Our next question is from Janet Kloppenburg of JJK Research. Please proceed with your question.
Janet Kloppenburg- JJK Research- Analyst: Hi, everybody.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Good morning, Janet.
Janet Kloppenburg- JJK Research- Analyst: Hi, guys. I wanted to just ask a couple of questions, first of all to Roger, first of all it’s great to hear your voice.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Thank you. Your time is up, Janet.
Janet Kloppenburg- JJK Research- Analyst: Secondly, if you could talk a little bit about the knit cycle, what you see there, and also about your pipeline. So, you want to strengthen it. So, what I meant by that is, what went wrong in knits, what should you have done, what have you done for the third and fourth quarter. But given the lead times, Roger, when do you think that we’ll see the knit top categories, both in basic and fashion, look the way you think they should look to comp there?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Well, we did many things wrong, and obviously in this business, when you do things wrong, if you’re smart enough you know what you need to do to self-correct. At this point, I think we pretty much have self-corrected. We once again rejiggered the teams. I think we have the most talented people in place now to drive that knit business for us, and I’m happy to say right now both in men’s and women’s, the tee and polo businesses are pretty strong.

Operator: Our next question is from the line of Richard Jaffe of Stifel Nicolaus. Please proceed with your question.
Richard Jaffe- Stifel Nicolaus- Analyst: A quick question, if you could clarify on clearance this year versus last year, just if you could give us some guidance, how much less this year than last year as a percent of the total inventory?
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Richard, what we will say there is that the clearance inventory was down significantly to last year, and as we move through, we are benefiting from that in August. And what we’re seeing in our stores is that the clearance inventory is far less than we’ve seen in the past.
Richard Jaffe- Stifel Nicolaus- Analyst: So we should assume a little bit of a trade-off in terms of margin improvement, but perhaps some pressure on total revenues because of this shift in the inventory? Is that the implication?
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Actually, the shift in the inventory is that we should experience some margin improvement that we would expect, and that’s what’s included in our third quarter guidance. And what we gave you in terms of the top line there, the pressure is really about our occupancy cost. And we need to drive to a mid-single digit comp to leverage that. But this inventory position, clearance being down, will serve us very well in terms of our merch margin performance in the back half of the year.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Great, thanks. Rob, we’ll take the next question.
Operator: Sure. Our next question is coming from Evren Kopelman of Wells Fargo. Please proceed with your question.
Evren Kopelman- Wells Fargo Securities- Analyst: Thanks. Good morning. A follow-up on the merchandise margin. I guess, based on your Q3 guidance, it sounded like you don’t expect merchandise margin to be up in that quarter, so first, if you could clarify that because my question was about, when should we expect to see the merchandise margin begin to go up from the inventory reduction.
And a related question is thinking about a retailer like Gap, which spent years reducing inventory and raising their merchandise margin. Is that how we should be thinking about the next several years? Is that the kind of strategy we should be thinking about for you? Thanks.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Well, moving into the third quarter, as we said, our inventories are down mid-single digits. On our guidance, I would expect on the high end of that guidance for merch margin to improve, and on the low end of the guidance, I would expect to see it approximately flat. The tension point is really, in margin, is in the occupancy line. And we spoke to the fact that SG&A is coming down in the back half as well. So we need to drive that mid-single digit comp to get the leverage in rent. But merch margin is healthy, and moving in the right direction for the back half of the year.
Our inventory position for the back half is, as we see it, positioned down. And the way it’s positioned enables us to be very flexible and nimble, as Roger said, and Jim, to go and chase into styles and categories that we feel very strongly about, and that we’re trending towards. We think it’s a healthy place, and positions us very nicely to react to the customer response.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay. Rob?
Operator: Our next question is from Todd Slater with Lazard Capital Markets. Please proceed with your question.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Hello, Todd?

Operator: Our next question will be coming from Dorothy Lakner with Caris & Company.
Dorothy Lakner- Caris & Company- Analyst: Thanks. Good morning, everyone.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Hi, Dorothy.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Good morning.
Dorothy Lakner- Caris & Company- Analyst: Just to go back to Roger for a second, in terms of the overall tops category, you said that you’re seeing some strong results in tee’s and polos, kind of more basic product, but on the fashion side of things, and in knits in particular, what do you need to do? Are you seeing things already that are working, and what can make that business better so that, with your strong bottoms business, you’re kind of getting the higher transactions as customers come in and buy not only the bottoms, but the tops?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Right. We are seeing that movement, and we’re seeing — I’m not going to get, obviously, into the specifics of fashion knits, but we are seeing some good movement, some good sell rates, and at full ticket prices on some of the new fashion looks that are coming in knits, and our sweater assortment is looking very good. And in fact, on Friday you can visit the store. We moved the set-up two days early because the inventories were lean, and we’re capable — obviously you know we do nine sets a year, and the next set was waiting so we moved it up two days.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay. We’re ready for the next question.
Operator: Thank you. Our next question will be coming from Randy Konik of Jefferies & Company. Please proceed with your question.
Randy Konik- Jefferies & Co.- Analyst: Yes, thanks a lot. I guess a question for Joan. Joan, could we just get a little more clarity on what the amount of SG&A reduction can be in the third quarter versus the fourth quarter? Just remind us, are we going up against a bonus accrual in the fourth quarter.
And then on the expense corporate profit initiatives, I guess, can you clarify, did you say you’re going to give some sort of expanded or more dollar guidance on how much you can save by the end of the year and looking out into 2011? Can you just clarify that? Thanks.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Sure, Randy. SG&A for the third quarter, we expect to be down. At this stage, it’s down roughly a low single digit view. And we’ve held open some opportunity there to reinvest in some marketing to support the back-to-school assortment that we felt very strongly about. And yes, in the fourth quarter we are up against a bonus accrual that in my fourth — in the back half guidance, with SG&A being down, we are expecting to comp that.
With respect to the 2011 view, that’s when we believe that a meaningful portion of our profit initiative, we’ll see the benefit of that. Right now, we’re working through it. It’s in the early stages. As we have more details to bring to you, we will share them. But right now, it’s premature to really talk about a quantification.
Operator: Thank you. Our next question is from Robin Murchison with SunTrust Robinson. Please proceed with your question.
Robin Murchison- SunTrust Robinson Humphrey- Analyst: Good morning, and thanks for taking my question, and thanks for providing all the additional color. I wanted to ask you, your DTC decline of 9%, is there any meaningful difference between the 77kids core, and aerie, any additional color you can provide on that? Thank you very much.

Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: The AE Direct is what you’re referring to, Robin, and there’s a 9% decline there, and a portion of that related to our outage, it was about one-third of the decline. But most importantly what to remember there is that we were up against high clearance last year, which we are driving those inventories, and turning those inventories faster. So, it was a more profitable scenario for us, and that’s really the situation for AE Direct for the quarter.
Operator: Our next question is from Lorraine Hutchinson of Banc of America. Please proceed with your question.
Lorraine Hutchinson- BofA Merrill Lynch- Analyst: Thank you. Good morning. I was hoping to get some more insight into aerie, and how that’s tracking on the road to profitability. And then if you could just talk about average unit costs for both aerie and the AE core brand looking into 2011, what you’re expecting there.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Joan?
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: So aerie, as it’s trending right now, is performing better than last year. So it had a little bit of a tough quarter, but that was self-inflicted with some changes in marketing that we’re course correcting in the back half of the year, and Roger can speak more about aerie in terms of what he may see in the future.
In terms of costing, the average unit cost for the American Eagle brand, as we look forward we see it to be about flat in the back half of the year, and frankly seeing aerie improve somewhat. So we have some opportunity there.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: We’re having real fun with aerie. I quite frankly see it as the next big lifestyle in the mall, and at some point we’ll set up a meeting where you all can come and see the future of aerie. There’s a whole new DNA for aerie, and the lifestyle is going to evolve around the bras and panties the same way American Eagle’s lifestyle revolves around denim. And we have a new head merchant. We have a new head of design, and a whole new design team, and I just got finished doing Spring and Summer, and it’s the most exciting line that I’ve seen. The fabrics are more delicate. They’re lighter. They’re loftier, it’s a bit more feminine.
You would think the pricing would be expensive, it’s not. It’s pretty close to the pricing of American Eagle. It’s versatile. You can wear it in. You can wear it out. It’s really an exciting lifestyle emergence. We’re really excited about this opportunity.
Operator: Our next question is from Roxanne Meyer with UBS. Please proceed with your question.
Roxanne Meyer- UBS- Analyst: Great. Thanks. Just a follow-up, when can we expect the very first collection of your new teams. Is that the collections that you’re referring to in late Summer, and are you on track for profitability for aerie, or can you update us on your outlook for profitability? And then secondly, just looking for any kind of targets in terms of shortening your lead times, what is the timing that you look to achieve your next milestone?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: You’re only allowed one question. But we’ll just let you have two, since you snuck it in. You want to take the first one?
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Sure, the aerie profitability, we are — we don’t expect aerie this year to, on a stand-alone basis, to be profitable, but significantly better than the performance last year. And as we look forward in 2011, we would expect aerie to be accretive.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: There’s many advantages that come to the table when you run lower inventories, and one of them obviously is speed sourcing, and this organization has a history of being able to do that. We’re getting back on that game, and there are many ways you accomplish that. But I’d rather not go into the detail, but on a one-on-one basis, I’m sure Judy would take the call.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay.
Operator: Our next question is from Adrienne Tennant with Janney Montgomery Scott. Please proceed with your question.
Adrienne Tennant- Janney Capital Markets- Analyst: Good morning.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Good morning.
Adrienne Tennant- Janney Capital Markets- Analyst: My question is on average unit cost. Can you talk about, I guess the Spring/Summer, we’re starting to hear in 2011 as people go and source for that, that there’s some increasing pressure there, and what might be your offsets to rising prices? Thank you.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Right now we have a pretty good sourcing organization in place. We do much of it ourselves, but we’re also partnered up with the best in the business, and the Li & Fung organization has been with us a long time. Our suppliers are great partners. Our sourcing agencies are great partners. And right now our costs are running relatively flat.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay.
Operator: Our next question is from the line of Michelle Tan of Goldman Sachs. Please proceed with your question.
Michelle Tan- Goldman Sachs- Analyst: Great. Thanks. I just had a couple of questions on clarification. It seems like the inventory from last year still has Martin & Osa in it. I was wondering whether the inventory per foot changes look any different, if you just looked at the continuing businesses.
And then also on the merchandise margin, any color on how it’s trending so far in August, given the level of promotions that we’re seeing in back-to-school? Thanks.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Michelle, the impact of the Martin & Osa inventory is nominal in the second quarter, so no change to the cost per foot metric there. The merch margin, as I said earlier, we expect merch margin to be up at the high end of our guidance, and we’re trending on plan.
Operator: Our next question is from Laura Champine of Cowen & Company. Please proceed with your question.
Laura Champine- Cowen and Company- Analyst: Good morning, guys. I have some questions about store closures, or one several-part question. The first is just housekeeping. Does the 50 to 100 number that you mentioned in your press release count Martin & Osa and the AE closings for this year? Is the timing — what drove the timing of that announcement in today’s press release, and if you can give us any metrics on the stores you’re going to close, that would be great.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Well, first of all, the 28 Martin & Osa stores are not included in the numbers that are in the press release. The 50 to 100 stores is really a long range look at certain markets throughout the United States primarily, that are underperforming, and we see that there’s not much in our forecast that will show improvement in those markets, and therefore when the leases expire, or we get to the kick-out dates, we’re going to close those facilities. Basically the financials around it is that most of these stores are low volume, and they’re either marginally profitable or they are slightly less profitable.
But in the scheme of things, it’s really strengthening the market by addition through subtraction, and we have a strategy that I’m not permitted to speak about it that will actually supplement, and it should counter-balance any loss of business that we may see from the closings. Actually, we should increase our overall market share. But that’s more for later.
Operator: Our next question is from Stacy Pak of SP Research. Please proceed with your question.
Stacy Pak- SP Research- Analyst: Hi. Just on the inventories, Joan, they’re up 1% per foot now, and you’re saying average weekly down mid-single digits. Where do you expect inventories to end Q3 and Q4.
And just a clarification, Roger. Are you saying the tops assortment now, the results you’re seeing in back-to-school are giving you confidence that it’s changed enough to be a real catalyst for change in the business in Q3? Thanks.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: I’ll answer it first, and then we’ll let Joan. I think that the assortments that are coming in, and I think if you go into the stores, and I know, Stacy, you’re a good visitor of stores. I think you’ll see some really wonderful new tops in the stores this weekend, but I think they continue to get better, and I do think that our sweater assortment for holiday is terrific. But remember, the boss is the customer. And I always let the customer vote.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: With respect to inventory, Stacy, the average weekly is down mid-single digit. We’re not giving guidance on end-of-period inventories. And we would expect Q4 inventories to be down, and we’ll give you more specifics as we get to the Q3 call.
Operator: Our next question is from Marni Shapiro of The Retail Tracker. Please proceed with your question.
Marni Shapiro- The Retail Tracker- Analyst: Hi, guys. I just wanted to follow up a little bit on aerie and Eagle. You talked a lot about the product, and moving it forward. I guess, over the last year or so I’ve seen a lot of crossover between aerie and Eagle. So if you can talk a little bit about how you plan to differentiate aerie from Eagle, that would be helpful. And just an update, what happens to things like F.I.T. or personal care that are within the aerie brand.
And then Roger, you talked about differentiating the Eagle brand, so under the same heading of differentiating Eagle, how, when you look across the landscape, where do you see Eagle fitting in? Is it more of a fashion vent? Is it, I guess what’s your perception of where Eagle should fit in out there to make sure the brand is differentiated from the other names out there?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: We did two big exercises. One was obviously doing the DNA, and we have the brand book at headquarters where Judy, she’ll share with you, you can’t have it. And it really describes exactly the update to the American Eagle brand, and obviously we’ve done the same thing for the aerie brand. The Eagle brand got in many places a bit too young, and as I said in my prepared text, we really are the destination for the 20-year-old customer. In fact, I have some recent research that says that we’re the male 19 to 24, and the female 19 to 24, the number one choice. It comes from The Intelligence Group.
And it is, as of this past Spring, it is very important for us to be the college-centric destination. And as you look at the assortment as it moves forward, I think you’ll get a real sense that as a complete vertical lifestyle brand, one that goes from footwear to great accessories and great sportswear, and the dominant — by far the dominant player in denim, the Eagle will stand out. It is a great brand that, when we give it the right presentation, the right assortment, the customer responds. I just ended, as I said, walking the mall for hour on hour, and I really think that we own that college customer.
As relates to aerie, aerie is a different kind of brand. aerie is really an intimate brand, and it is about having the assortment for these girls that are in that age category, to satisfy their needs with good, wholesome taste in bras, in panties, but why not all of the sportswear that goes around it? Certainly we want accessories. We want personal care. We want touches of F.I.T. We don’t need to be the lululemon of the world, but in a sense of fashion and a beautiful way to have some technical product that that girl wants to wear.
So it’s very important that that whole collection is very versatile. You can wear it in and you can wear it out, and I think as you watch it evolve, you will really be pleased by what you see. And the team that we have assembled is extraordinarily talented. It’s always about the people.
Operator: Our next question is from Robert Samuels of Phoenix Partners. Please proceed with your question.
Robert Samuels- Phoenix Partners- Analyst: Hi. Good morning.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning, Rob.
Robert Samuels- Phoenix Partners- Analyst: Just very quickly, what are you currently seeing with regards to freight cost?
Jim O’Donnell- American Eagle Outfitters Inc- CEO: Freight costs are actually going down. The overall, freight in general is how you balance ocean versus air, and I think we’re doing a much better job as a Company in achieving a better balance of ocean freight as versus the air. But prices are coming down. They were at an all-time high, as you’re probably well aware, at the end of last year and the beginning of this year. But through renegotiations of contracts, and some contracts we already had in place, we were able to take advantage of some cost savings. So I expect freight to be down overall for the year.
Operator: Our next question is from Betty Chen of Wedbush Securities. Please proceed with your question.
Betty Chen- Wedbush Securities- Analyst: Thank you. Good morning.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning.
Betty Chen- Wedbush Securities- Analyst: Roger, I was wondering if you can talk a little bit more about testing. It sounds like you alluded to some testing in maybe the 2005 to 2007 time frame, maybe if you can share with us what you learned then, and how maybe the new inventory strategy could allow some more testing, and how that could aid in the product design and merchandising going forward.
And then along with the confidence in sweaters, and from the knit tops hitting the stores shortly and going to holiday, how should we think about the marketing campaign, and will we see something different to try to drive more brand awareness? Thanks.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Let me talk about the marketing for holiday. The marketing for holiday on — without getting into details for the competition, obviously will focus much stronger on the tops than on the bottoms. And I think you all saw our campaign for denim for back-to-school, and it was quite strong, and we just finished doing the holiday shoot and it’s beautiful, absolutely beautiful. It’s unique. We brought some new photographers on camp with us, and I’m really happy with what we have. And as you know, we’re back to really doing — if you look at the windows that we have now vis-a-vis I think, and I don’t want speak for ourselves, the competition, it’s just that much better-looking and stronger. And I think the last number I have is we had about seven-and-a-half miles of windows, so those windows are important to us, and we really do care about the photography and the image shoot that we do.
As it relates to testing, testing is part of the science of the business. And I don’t care how good a merchant you are, there’s some big ideas, big things you need to know about, but testing without having all of the operational parts behind it, you can’t respond to it. So what Jim and Joan have really teamed up to do at this point will allow the organization, the merchandising organization, to do testing where they can really react. And I’m not going to get into all the processes that you can do when you’re doing testing. I really do believe very few people understand how to test properly. And I think we know how, but I think we’ve been off that game.
Operator: Our next question is from Richard Jaffe of Stifel Nicolaus. Please proceed with your question.
Judy Meehan- American Eagle Outfitters Inc- VP IR: A follow-up.
Richard Jaffe- Stifel Nicolaus- Analyst: A follow-up question. Thanks very much.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Hi, Richard.
Richard Jaffe- Stifel Nicolaus- Analyst: Hi, Roger. I couldn’t agree with you more, your opening comments talked about the wow, and getting the wow back in the mix, and just wondering what alchemy do you need to get that back? What’s been lacking? What’s been added to the mix since we spoke last quarter that’s giving you confidence that the second half will have more wow, not less?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: It’s the talent that you put in place. It’s the quality of the design of the product, where it all starts from. And we really, with everyone’s support, we have hired some very talented people, and you will see the product changes as you— actually you’ll see them on this weekend when you hit the store. And we had some very talented people in place, and as you know, sometimes talented people for some reason don’t do what you quite need them to do until they get inspired and get challenged again. And those people have really all stepped up to the plate now, and I’m really pleased with what we’re seeing in the design center.
Operator: Our next question is from David Glick of Buckingham Research. Please proceed with your question.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Hello, David?
David Glick- Buckingham Research- Analyst: Yes, good morning.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Hello.
David Glick- Buckingham Research- Analyst: You commented on the average unit cost being flat for the second half. I’m not sure I heard your response on Spring 2011, which I’m sure you’ve worked on. If you could give us some thoughts on the pressures and average unit cost, and then some of the inflationary issues that I’m sure you’re dealing with along with everybody else.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: What we said earlier is that we expect Spring to be about flat, and we’re working with our vendors very diligently to evaluate, country by country, where we position our orders and so forth. So the response was about flat.
Operator: Our next question is from Dana Telsey of Telsey Advisory Group. Please proceed with your question.
Dana Telsey- Telsey Advisory Group- Analyst: Good morning, everyone.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning.
Dana Telsey- Telsey Advisory Group- Analyst: Can you talk a little bit about holiday planning, what you’re learning from back-to-school in terms of planning for holiday? And then as you think about 2011, and the testing that you’re doing, how will that change the buying process and inventory planning? Thank you.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Well, the first question, Dana, you know me too well, and I know you too well. I don’t want to respond to what we’re doing so well with that we’re doing for holiday, because those stores that can react, I need not share that with them. Joan can take the second part of the question.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: The testing strategy, Dana, is very consistent with how we intend to manage our inventories, and it is what will allow us to buy and trigger into the right product, and will enable us to keep our inventories lean. So it’s positioning lean upfront, and chasing into items that we feel strongly about that will continue to drive our margins up, and turn inventory.
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: Dana, can I ask you a question? Oh, she’s off, okay.
Operator: Our next question is from Linda Tsai of MKM Partners. Please proceed with your question.
Linda Tsai- MKM Partners- Analyst: Yes, good morning. Could you speak about the performance of your early back-to-school markets? Is that trending ahead of the 1% quarter-to-date trend you mentioned? And then perhaps some color on the regional performance during the quarter. Thank you.
Jim O’Donnell- American Eagle Outfitters Inc- CEO: We really don’t give out regional information. Some of the early markets, it’s been encouraging. That’s all I can tell you. It’s been encouraging. We’ll wait and see when all the schools are back to see how it all plays out.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Rob, we’ll take one more question.
Operator: That question will be coming from the line of Tom Filandro of Susquehanna Financial Group. Please proceed with your question.
Tom Filandro- Susquehanna Financial Group- Analyst: Thank you. Two quick ones, if I may. Just a quick update on AE Direct being down 9%. Is there anything going on that we should know about? And second question is, Roger, can you give us a little insight into accessories, and your thought process around that business heading into holiday?
Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director, Vice Chairman: I’ll do the accessory, and we’ll go back to Joan. Listen, you know that in order to have a complete lifestyle, you need to have accessories. And for whatever the reason is, our accessories have been diluted. Jim and Joan and I talked about it and talked about it, and I always compare it to going into an ice cream store with the kids, and they want the ice cream, and then they want their sprinkles. And if you don’t have the sprinkles, for some reason they don’t want the ice cream anymore. So we, in a very conservative way, are putting together teams where we can really go after the accessories that will add all of the sprinkles to the store, and you will start to see it much stronger in holiday, and beautiful into Spring.
Joan Hilson- American Eagle Outfitters Inc- EVP, CFO: Tom, the AE Direct question, it’s really up against clearance last year. So, it’s about being cleaner this year in inventory is the biggest reason why the drop.
Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, everyone, that concludes our call today. Next Thursday we will report August sales, and have a great day.